EXHIBIT 3.1

ARTICLES OF INCORPORATION
of
VOYAGER OIL & GAS 1, INC.

The undersigned incorporator certifies as follows:

1.                                     Name. The name of the corporation is “Voyager Oil & Gas 1, Inc.” (the “Corporation”).

2.                                     Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Montana is 2718 Montana Avenue, Suite 220 Billings, MT 59101, in Yellowstone County; and the name of its registered agent at such address is National Registered Agents, Inc., 26 West Sixth Avenue, P.O. Box 1691, Helena, MT 59624. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Montana. The Corporation may also maintain an office or offices for the conduct of its business, either within or outside of the State of Montana.

3.                                     Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Montana Business Corporation Act

4.                                     Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000) shares consisting of: Two Hundred Million (200,000,000) shares of common stock, $.001 par value per share (“Common Stock”); and Twenty Million (20,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

The Preferred Stock may be divided into, and may be issued from time to time in one or more series. The Board of Directors of the Corporation (“Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board from time to time with respect to each such series shall include, but not be limited to, determination of the following:

a.                                       The designation of the series;

b.                                      The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;

c.                                       The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;

d.                                      The redemption rights, if any, and price or prices for shares of the series;

e.                                       The terms and amounts of any sinking fund provided for the purchase or redemption of the series;

f.                                         The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

g.                                      Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

h.                                      The voting rights, if any, of the holders of such series; and

i.                                          Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

5.                                     Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Julie A. Taylor, 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402.

6.                                     Directors.

6.1                                 Number of Directors.  The Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board.

6.2                                 Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7.                                     Limitation of Liability. To the fullest extent permitted under the Montana Business Corporation Act, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8.                                     Indemnification.

8.1                                 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).

8.2                                 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3                                 Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4                                 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5                                 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

8.6                                 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7                                 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.                                     Adoption, Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

10.                                 Stockholder Approval of Plan of Merger or Share Exchange. A majority of all votes entitled to be cast by each voting group is sufficient to approve any plan of merger or share exchange requiring approval of the Corporation’s stockholders pursuant to Section 35-1-815 of the MBCA (as such statute exists on the effective date of these Articles of Incorporation or as it may be thereafter in effect).

11.                                 Powers of Incorporators. The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation with the Secretary of State of the State of Montana. The name and mailing address of the persons who are to serve as the initial directors of the Corporation, or until their successors are duly elected and qualified, are:

James Russell (J.R.) Reger	Mitchell R. Thompson
725 Highland Park Drive	4316 Huckleberry Lane S
Billings, MT 59102	Billings, MT 59106

Lyle Berman	Terry Harris
130 Cheshire Lane, #101	3001 North Shore Loop SE
Minnetonka, MN 55305	Mandan, ND 58554

Joseph Lahti	Steve Lipscomb
2975 Somerset Lane	3456 Ben Lomond Place
Long Lake, MN 55356	Los Angeles, CA 90027

Myrna Patterson McLeroy	Loren J. O’Toole II
614 St. Paul, Suite 200	209 North Main Street
P.O. Box 1896	P.O. Box 529
Gonzales, TX 78629	Plentywood, MT 59254

Josh Sherman
711 Louisiana Street
Suite 1700
Houston, TX 77002

12.                                 Amendments of Articles. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the Montana Business Corporation Act at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section.

13.                                 Meetings of Stockholders; Books and Records. Meetings of stockholders may be held within or without the State of Montana, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Montana at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

WITNESS the signature of these Articles of Incorporation this 31st day of May 2011.

/s/ Julie A. Taylor
Julie A. Taylor
Incorporator